Exhibit 10.13

AMENDMENT NO. 1 TO CREDIT AGREEMENT AND WAIVER

This AMENDMENT NO. 1 TO CREDIT AGREEMENT AND WAIVER, dated as of December 8, 2010 (this “Amendment”), is made by and among INTEGRAL SYSTEMS, INC., Maryland corporation (the “Borrower”), EACH LENDER PARTY HERETO, EACH OF THE UNDERSIGNED GUARANTORS and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”), Swing Line Lender and L/C Issuer.

RECITALS:

WHEREAS, the Borrower, the Administrative Agent and the lenders party thereto (collectively, the “Lenders” and individually, a “Lender”) have entered into that certain Credit Agreement dated as of March 5, 2010 (as hereby amended and as from time to time further amended, modified, supplemented, restated, or amended and restated, the “Credit Agreement”), pursuant to which the Lenders have made available to the Borrower a revolving credit facility with a letter of credit and a swing line loan subfacility; capitalized terms used in this Amendment not otherwise defined herein shall have the definitions set forth in the Credit Agreement; and

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders agree to amend certain terms of the Credit Agreement, and the Administrative Agent and the Lenders party hereto are willing to effect such amendments upon the terms and conditions contained in this Amendment, including but not limited to reducing the Commitments ratably among the Lenders to $44,000,000; and

WHEREAS, the Borrower has requested that certain financial covenants and any Default or Event of Default related to such financial covenants be waived effective as of the date hereof, in the manner set forth herein, and the Administrative Agent and the Lenders party hereto are willing to effect such waivers upon the terms and conditions contained in this Amendment;

NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Waivers. Subject to the terms and conditions set forth herein, and in reliance upon the representations and warranties of the Borrower made herein, the Administrative Agent and the Lenders signatory hereto hereby permanently waive (i) the requirement that the Borrower comply with (A) Section 7.11(a) for any date subsequent to the fiscal quarter ended June 25, 2010 through and including the date of effectiveness hereof, and (B) Sections 7.11 (b) and (c) of the Credit Agreement for the period beginning on September 22, 2010 through and including the date of effectiveness hereof and (ii) any Default or Event of Default having occurred or to occur directly as a result of a breach of Section 7.11(a), (b) or (c) of the Credit Agreement for or during any such periods.

The waivers set forth in this Section 1 are limited to the extent specifically set forth above and shall in no way serve to waive compliance with Section 7.11 of the Credit Agreement for any other periods or to waive any other terms, covenants or provisions of the Credit Agreement or any other Loan Document, or any obligations of the Borrower, other than as expressly set forth above. The Borrower hereby consents, acknowledges and agrees to the waivers set forth herein and hereby confirms and ratifies in all respects the Credit Agreement as amended hereby and the enforceability of such Credit Agreement against the Borrower in accordance with its terms.

2. Amendment to Credit Agreement. Subject to the conditions hereof and upon satisfaction of the terms set forth in Section 3, the Credit Agreement is hereby amended, effective as of the date hereof, as follows:

(a)	Section 1.01 of the Credit Agreement is hereby amended as follows:

(i)	The following definition of “Account” or “Accounts” is added to Section 1.01 in the appropriate alphabetical order:

“Account” or “Accounts” has the meaning set forth in the UCC.

(ii)	The following definition of “Account Debtor” is added to Section 1.01 in the appropriate alphabetical order:

“Account Debtor” means the named account debtor on an Account.

(iii)	The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended by adding the following sentence to the end of the second paragraph of such definition.

“Notwithstanding anything herein to the contrary, the Applicable Rate in effect from September 21, 2010 through the first Business Day following delivery of the audited financial statements for the fiscal year ending September 30, 2011 shall be 5.00% for Eurodollar Rate Loans and Letter of Credit Fees and 4.00% for Base Rate Loans.”

(iv)	The following definition of “Consolidated Asset Coverage Ratio” is added to Section 1.01 in the appropriate alphabetical order:

“Consolidated Asset Coverage Ratio” means, with respect to the Borrower and its Subsidiaries, on a consolidated basis, on any date of measurement, the ratio of (a) the sum of (i) Eligible Billed Accounts plus (ii) 35% of Eligible Unbilled Accounts less the Rate Variance Amount to (b) the Outstanding Amount on such measurement date.

(v)	The definition of “Consolidated EBITDA” in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest

Charges for such period, (ii) the provision for Federal, state, local and foreign income and franchise taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) other expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (v) non-cash compensation charges during such period associated with any stock options, restricted stock or other equity instruments and (vi) for any of the four-quarter periods listed below, the amount of any non-cash write-down associated with the subleasing of the Borrower’s vacated Lanham, Maryland locations for such four-quarter period not to exceed the amount set forth below opposite such period; and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income and franchise tax credits of the Borrower and its Subsidiaries for such period and (ii) all items increasing Consolidated Net Income for such period which do not represent a cash item in such period or any future period; provided that, notwithstanding the foregoing, for purposes of calculating Consolidated EBITDA to determine compliance with Section 7.11(b) for any four-quarter period that includes the fiscal quarter ended on or around December 31, 2009, Consolidated EBITDA for such fiscal quarter ended on or around December 31, 2009 shall be deemed to be equal to $4,733,000; provided further, that, notwithstanding the foregoing, for purposes of calculating Consolidated EBITDA to determine compliance with Section 7.11(b) for the fiscal quarter ending or about March 31, 2010, Consolidated EBITDA for such fiscal quarter shall be calculated by adding the actual results of operation of Target for the period from January 1, 2010 through the Closing Date to the actual results of operation for the Borrower and its Subsidiaries for such period.

Four-quarter period ending on or around:	Maximum non-cash write downs associated with Lanham, Maryland locations:
September 24, 2010	$3,900,000
December 31, 2010	$3,900,000
April 1, 2011	$2,800,000
July 1, 2011	$2,800,000

(vi)	The definition of “Consolidated Fixed Charge Coverage Ratio” is hereby amended in its entirety to read as follows:

“Consolidated Fixed Charge Coverage Ratio” means, with respect to the Borrower and its Subsidiaries for the four-quarter period ending on the date of computation thereof, the ratio of (a) (i) Consolidated EBITDA, plus (ii) rentals payable under leases of real or personal, or mixed, property in cash during such period, less (iii) the sum of (A) the aggregate amount of Federal, state, local and foreign income and franchise taxes paid in cash and (B) non-financed capital expenditures incurred in connection with normal replacement and maintenance which are properly charged to current operations (which amount shall not be less than $4,000,000 for any such four-quarter period) to (b) the sum of (i) Consolidated Interest Charges payable in cash during such period, (ii) rentals payable under leases of real or personal, or mixed, property in cash during such period, (iii) the current portion of long-term debt (including the principal component of any payments in respect of Capitalized Leases) and (iv) any “earnout “ or similar payments paid in cash during such period.

(vii)	The definition of “Consolidated Liquidity Ratio” is hereby deleted in its entirety.

(viii)	The following definition of “Eligible Billed Account” is added to Section 1.01 in the appropriate alphabetical order:

“Eligible Billed Account” means, at any date of determination, subject to modification by the Administrative Agent pursuant to Section 1.07, the face value of each Account which is bona fide, non-contingent, existing obligation of the Account Debtor actually and absolutely owing to the Borrower or any Subsidiary and arising from the sale and delivery of merchandise or the rendering of services to the Account Debtor in the ordinary course of the Borrower’s or any of its Subsidiaries’ business for which the Account Debtor has been billed and which such Account satisfies and continues to satisfy the following requirements:

(a)	The Account does not arise out of transactions with an employee, officer, agent, director, stockholder or other affiliate of the Borrower or any Subsidiary;

(b)	The Account is evidenced by an invoice and has not remained unpaid for a period exceeding ninety (90) days or more beyond the invoice date of the invoice;

(c)	The Account is not due from an Account Debtor whose debt on Accounts that are unpaid ninety (90) days or more after the invoice date of the respective invoices exceeds fifty percent (50%) of such Account Debtor’s total debt to the Borrower and its Subsidiaries;

(d)	The Account is a valid, legally enforceable obligation of the Account Debtor and no offset (including, without limitation, discounts, advertising allowances, counterclaims or contra accounts) or other defense on the part of such Account Debtor or any claim on the part of such Account Debtor denying liability thereunder has been asserted; provided, however, that if the Account is subject to any such offset, defense or claim, or any inventory related thereto has been returned, such account shall not be an Eligible Billed Account only to the extent of the maximum amount of such offset, defense, claim or return, and the balance of such Account, if it otherwise represents a valid, uncontested and legally enforceable obligation of the Account Debtor and meets all of the other criteria for eligibility set forth herein, shall be considered an Eligible Billed Account;

(e)	The Account Debtor is not the subject of any bankruptcy or insolvency proceeding of any kind;

(f)	If the Account Debtor is located outside of the United States, the Account (x) is payable in the full amount of the face value of the Account in United States Dollars and is supported by an irrevocable letter of credit issued by a United States financial institution, satisfactory to the Administrative Agent in its reasonable discretion, or (y) is credit guaranteed in full by a Foreign Credit Insurance Association insurance policy or such similar policy reasonably acceptable to the Administrative Agent;

(g)	The services have been performed or the subject merchandise has been shipped or delivered on open Account to the Account Debtor on an absolute sale basis and not on a bill-and-hold, consignment, on approval or subject to any other repurchase or return agreement and no material part of the subject goods has been returned;

(h)	Other than pursuant to the Collateral Documents, the Account is not subject to any Lien or security interest whatsoever;

(i)	The Account is not evidenced by chattel paper or an instrument of any kind; and

(j)	The Account has not been turned over to any person that is not a Subsidiary or Affiliate of the Borrower for collection.

(ix)	The following definition of “Eligible Unbilled Account” is added to Section 1.01 in the appropriate alphabetical order:

“Eligible Unbilled Account” means, at any date of determination, subject to modification by the Administrative Agent pursuant to Section 1.07, the face value of each Account which would be an Eligible Billed Account, but for the fact such Account has not been invoiced as a result of normal frequency of billing under the particular contract.

(x)	The following definition of “Rate Variance Amount” is added to Section 1.01 in the appropriate alphabetical order:

“Rate Variance Amount” means an amount equal to $4,900,000 or such other amount as may be mutually agreed upon from time to time by the Borrower and the Required Lenders.

(b)	Section 1.07 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

1.07	Calculation of Consolidated Asset Coverage Ratio. The calculation of the Consolidated Asset Coverage Ratio shall be determined and computed to avoid duplication or multiple inclusion of any item. The Administrative Agent may, with the agreement of the Borrower (which agreement shall only be required so long as no Default or Event of Default has occurred and is continuing, and in any event, which shall not be unreasonably withheld), make such adjustments or corrections to any Compliance Certificate or other calculation of Consolidated Asset Coverage Ratio as the Administrative Agent may determine in good faith is necessary or appropriate to determine and compute the Consolidated Asset Coverage Ratio in accordance with the intent of this Agreement, and any such determination will be binding on the Borrower. Furthermore, the Administrative Agent may, with the agreement of the Borrower (which agreement shall only be required so long as no Default or Event of Default has occurred and is continuing, and in any event, which shall not be unreasonably withheld), exclude from the calculation of the Consolidated Asset Coverage Ratio, or require the Borrower or the applicable Subsidiary to establish reserves with respect to, accounts with respect to which the Administrative Agent has determined, in good faith in its reasonable discretion in accordance with its internal credit policies, that (a) collection is insecure or (b) is not likely to be paid by reason of the Account Debtor’s financial inability to pay. The Administrative Agent shall give the Borrower twenty (20) Business Days’ prior written notice of any such adjustment or correction (a) in the eligibility criteria used to determine the Consolidated Asset Coverage Ratio (including, without limitation, the establishment of any reserves) and (b) to the methodology for calculating the Consolidated Asset Coverage Ratio.

(c)	Section 6.01 of the Credit Agreement is hereby amended to add a new clause (c) thereto to read as follows and existing clauses (c) and (d) to be redesignated as clauses (d) and (e):

(c) as soon as available, but in any event within thirty (30) days following the end of each calendar month, an internally-prepared balance sheet of the Borrower and its Subsidiaries as of the end of such month and as of the fiscal year to date, and the related statements of income or operations for such month and portion of the Borrower’s fiscal year then ended and the related consolidated statements of changes in shareholders’ equity and cash flows for the portion of the Borrower’s fiscal year then ended.

(d)	Section 7.11 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

7.11 Financial Covenants.

(a) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any period of four fiscal quarters of the Borrower to be less than the ratio set forth below opposite such fiscal quarter:

Four Fiscal Quarters Ending On or Around	Minimum Consolidated Fixed Charge Coverage Ratio
September 24, 2010 through April 1, 2011	1.20 to 1.00
July 1, 2011 and thereafter	1.50 to 1.00

(b) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio at any time during the relevant period to be greater than the applicable ratio set forth below opposite such period:

Relevant Period	Maximum Consolidated Total Leverage Ratio
September 24, 2010 through December 30, 2010	3.50 to 1.00
December 31, 2010 through June 30, 2011	3.60 to 1.00
July 1, 2011 and thereafter	2.50 to 1.00

(c) Consolidated Asset Coverage Ratio. Permit the Consolidated Asset Coverage Ratio of the Borrower at any time during each period set forth below to be less than or equal to the ratio set forth below opposite such period:

Relevant Period	Minimum Asset Coverage Ratio
September 24, 2010 through December 31, 2010	1.00 to 1.00
January 1, 2011 through April 1, 2011	1.15 to 1.00
April 2, 2011 and thereafter	1.25 to 1.00

(e)	Section 7.15 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Capital Expenditures. Make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations), except for capital expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and it Subsidiaries during each fiscal period set forth below, the amount set forth opposite such fiscal period:

Fiscal Period	Amount
Fiscal Quarter ended September 24, 2010	$3,000,000
Fiscal Quarter ended December 31, 2010	$2,600,000
Fiscal Quarter ended April 1, 2011	$2,200,000
Fiscal Quarter ended July 1, 2011	$1,900,000
Fiscal Quarter ended September 30, 2011	$1,400,000
Fiscal Year ended September 28, 2012, and each Fiscal Year thereafter	$8,000,000

provided, however, that so long as no Default has occurred and is continuing or would result from such expenditure, if any portion of any amount set forth above for any fiscal quarter ending during the fiscal year ended September 30, 2011, is not expended in such fiscal quarter, such portion may be carried over for expenditure in any successive fiscal quarter ending during the fiscal year ended September 30, 2011.

(f)	Schedule 2.01 to the Credit Agreement shall be deleted in its entirety and replaced with the Schedule 2.01 set forth on Exhibit A hereto.

(g)	The Compliance Certificate set forth as Exhibit D to the Credit Agreement shall be deleted in its entirety and replaced with the Compliance Certificate set forth on Exhibit B hereto.

3. Effectiveness; Conditions Precedent. The effectiveness of this Amendment, the waivers provided in Section 1 hereof and the amendment to the Credit Agreement provided in Section 2 hereof are all subject to the satisfaction of each the following conditions precedent:

(a) Receipt by the Administrative Agent of counterparts of this Amendment, duly executed by the Borrower, the Administrative Agent and the Required Lenders;

(b) Receipt by the Administrative Agent of a Compliance Certificate signed by a Responsible Officer of the Borrower for the fiscal year ended September 24, 2010 demonstrating that the Borrower is in pro forma compliance with Sections 7.11(a), (b) and (c) and Section 7.15 of the Credit Agreement after giving effect to this Amendment;

(c) The Borrower shall have paid to the Administrative Agent for the account of each Lender party hereto an amendment fee in an amount equal to 0.25% times such Lender’s Commitment after giving effect hereto, which fees shall be deemed fully earned and due on the effective date hereof and shall be nonrefundable;

(d) Payment of (i) all out of pocket fees and expenses of counsel to the Administrative Agent incurred on or before the date hereof in connection with the revolving credit facility, including without limitation, those fees and expenses related to the execution and delivery of this Amendment, to the extent invoiced prior to the date hereof; and (ii) all other fees agreed to be paid; and

(e) Such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders may reasonably require.

Upon satisfaction of the conditions set forth in this Section 3, this Amendment shall be effective as of the date hereof.

4. Representations and Warranties. In order to induce the Administrative Agent and the Lenders to enter into this Amendment, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

(a) The representations and warranties made by it in Article V of the Credit Agreement are true and correct on and as of the date hereof after giving effect to this Amendment, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct as of such earlier date;

(b) This Amendment has been duly authorized, executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of such party, except as may be limited by general principles of equity or by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally; and

(c) After giving effect hereto, no Default or Event of Default exists.

5. Entire Agreement. This Amendment, together with the Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other. None of the terms or conditions of this Amendment may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 10.01 of the Credit Agreement.

6. Full Force and Effect of Agreement. Except as hereby specifically amended, modified or supplemented, the Borrower hereby acknowledges and agrees that the Credit Agreement and all of the other Loan Documents are hereby confirmed and ratified in all respects and shall remain in full force and effect according to their respective terms.

7. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or electronic format (including .pdf) shall be effective as delivery of a manually executed original counterpart of this Amendment.

8. Governing Law. This Amendment shall in all respects be governed by, and construed in accordance with, the laws of the State of New York.

9. Enforceability. Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

10. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assignees to the extent such assignees are permitted assignees as provided in Section 10.06 of the Credit Agreement.

11. Expenses. Without limiting the provisions of Section 10.04 of the Credit Agreement, the Borrower agrees to pay all reasonable out of pocket costs and expenses (including without limitation reasonable legal fees and expenses) incurred before or after the date hereof by the Administrative Agent and its Affiliates in connection with the preparation, negotiation, execution, delivery and administration of this Amendment.

12. Consent of the Guarantors. Each Guarantor hereby consents, acknowledges and agrees to the amendments set forth herein and hereby confirms and ratifies in all respects the Loan Documents to which such Person is a party (including without limitation the continuation of such Person’s payment and performance obligations and the effectiveness and priority of any Liens granted thereunder, in each case upon and after the effectiveness of this Amendment and the amendments and waivers contemplated hereby) and the enforceability of such Loan Documents against such Person in accordance with its terms.

13. Acknowledgement and Agreement. The parties hereto acknowledge and agree that (i) the Borrower shall deliver promptly, and in any event within 30 days after the date hereof, replacement share certificates, together with share transfer forms signed in blank, evidencing 66% of the equity interests of Integral Systems Europe Limited as registered with Companies House in the United Kingdom as of the date of such delivery, (ii) that failure to deliver such replacement share certificates, together with such share transfer forms in accordance with clause (i) shall constitute a Default, and (iii) that no Default or Event of Default has resulted or will result from any discrepancy in the correct number of shares issued or registered with Companies House prior to the date hereof.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Credit Agreement and Waiver to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER:

INTEGRAL SYSTEMS, INC.

By:	/s/ Christopher Roberts

Name:	Christopher Roberts
Title:	Chief Financial Officer

GUARANTORS:

AVTEC SYSTEMS, INC.
LUMISTAR, INC.
LVDM, INC.
NEWPOINT TECHNOLOGIES, INC.
REAL TIME LOGIC, INC.
SAT CORPORATION

By:	/s/ Christopher Roberts

Name:	Christopher Roberts

Title:	Chief Financial Officer

CVG, INCORPORATED

By:	/s/ Christopher Roberts

Name:	Christopher Roberts

Title:	Chief Financial Officer

BANK OF AMERICA, N.A., as

Administrative Agent

By:	/s/ George S. Carey

Name:	George S. Carey

Title:	Assistant Vice President

LENDERS:

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Monica Sevila

Name:	Monica Sevila

Title:	Senior Vice President

CITIZENS BANK OF PENNSYLVANIA, as a Lender

By:	Tracy Van Riper

Name:	Tracy Van Riper

Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	Douglas T. Brown

Name:	Douglas T. Brown

Title:	Senior Vice President